Exhibit 4.18

SUPPLEMENTAL INDENTURE NUMBER 4

Dated as of December 21, 2007

to

INDENTURE

Dated as of October 27, 1998

between

ACE US HOLDINGS, INC.,

as Issuer

and

THE BANK OF NEW YORK,

as Successor Trustee

SUPPLEMENTAL INDENTURE NUMBER 4

This SUPPLEMENTAL INDENTURE NUMBER 4, dated as of December 21, 2007, is made by and between ACE US Holdings, Inc., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK, as successor trustee under the indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the United States Trust Company of New York, as trustee, an Indenture, dated as of October 27, 1998, as amended by a Supplemental Indenture Number 1 and Waiver dated February 16, 2000, Supplemental Indenture Number 2 dated as of June 1, 2003 and Supplemental Indenture Number 3 dated as of September 1, 2004 (as so amended, the “Indenture”) providing for the issuance of an aggregate principal amount of up to $250,000,000 of Credit Sensitive Senior Notes due 2008 (the “Securities”);

WHEREAS, United States Trust Company of New York has transferred all or substantially all of its corporate trust business or assets to The Bank of New York and, pursuant to Section 7.09 of the Indenture, The Bank of New York has become the successor trustee;

WHEREAS, Section 4.02 of the Indenture requires the Company to provide certain consolidated financial statements and other financial information to the Trustee and the Holders;

WHEREAS, the Company has requested, and the Trustee is prepared to agree, to amend Section 4.02 of the Indenture as provided below (the “Amendment”);

WHEREAS, Holders of a majority in principal amount of the Securities have consented in writing to the Amendment; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture Number 4.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Securityholders as follows:

1. Amendment of Section 4.02 of the Indenture.

(a) Section 1.01 of the Indenture is hereby amended by deleting the definition of “IndebtednessTotal Capital Ratio” in its entirety and replacing it with the following::

“Indebtedness/Total Capital Ratio” means, as of any date, the quotient expressed as a percentage of (i) Balance Sheet Indebtedness divided by (ii) the sum of Funded Indebtedness plus Consolidated Net Worth, in each case determined on a Consolidated basis in accordance with GAAP provided that if Westchester Fire Insurance Company (“WFIC”) and Westchester Surplus Lines Insurance Company (“WSLIC”) account for not less than 90% of the combined stockholder’s equity of all of the subsidiaries of the Company as of the end of any fiscal period for which the calculation of the Company’s Indebtedness/Total Capital Ratio is required to be calculated, the Company’s Indebtedness/Total Capital Ratio shall equal the quotient expressed as a percentage of (i) Indebtedness that would be reflected on the face of a Consolidated balance sheet of the Company and the Restricted Subsidiaries under GAAP divided by (ii) the combined total surplus as regards to policyholders of WFIC and WSLIC set forth in the statutory financial statements of WFIC and WSLIC filed with the insurance regulatory authority of each of such entity’s state of domicile for such fiscal period divided .

(b) A new Section 1.05 is hereby added which shall provide as follows:

SECTION 1.05. Use of Statutory Financial Statements. Notwithstanding anything herein contained to the contrary, in the event WFIC and WSLIC account for not less than 90% of the combined stockholder’s equity of all of the subsidiaries of the Company as of the end of any fiscal period for which the calculation of any amounts are required based upon the Company’s Consolidated financial statements (other than the Company’s Indebtedness/Total Capital Ratio), such amounts shall be computed with respect to such fiscal period combining the unconsolidated financial statements of the Company and the statutory financial statements of WFIC and WSLIC filed with the insurance regulatory authority of each of such entity’s state of domicile for such fiscal period. Notwithstanding anything herein contained to the contrary, such combined financial information need not comply with GAAP.

(c) Section 4.02 of the Indenture is hereby amended by deleting Section 4.02 in its entirety and replacing it with the following:

(a) Within 120 days after the end of each fiscal year, the Company shall provide to the Trustee and Securityholders a Consolidated balance sheet of the Company and the Restricted Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income, stockholders’ equity and cash flow of the Company and the Restricted Subsidiaries for such fiscal year, setting forth in each case in comparative form the Consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by (i) a report thereon of independent certified public accountants of recognized national standing selected by the Company stating that such Consolidated financial statements fairly present the Consolidated financial position of the Company and the Restricted Subsidiaries as of the date indicated and their results of operations and cash flows for the periods indicated in conformity with GAAP (except as otherwise stated therein) and that the examination by such accountants in connection with such

Consolidated financial statements has been made in accordance with generally accepted auditing standards and (ii) a management’s discussion and analysis of financial condition and results of operations substantially as would be required to be included in an annual report on Form 10-K if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; provided that if WFIC and WSLIC account for not less than 90% of the combined stockholder’s equity of all of the subsidiaries of the Company as of the end of any fiscal year, the Company may provide to the Trustee and Securityholders in full satisfaction of its obligations under this Section 4.02(a) with respect to such fiscal year the annual audited statutory financial statements of WFIC and WSLIC filed with the insurance regulatory authority of each of such entity’s state of domicile;

(b) within 45 days after the end of each fiscal quarter (other than the last fiscal quarter of any fiscal year) the Company shall provide to the Trustee and Securityholders an unaudited Consolidated balance sheet of the Company and the Restricted Subsidiaries as of the end of such quarter and the related unaudited Consolidated statements of income, stockholders’ equity and cash flow for such quarter and the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the Consolidated figures for the corresponding periods of the prior fiscal year, all in reasonable detail and certified by the Company’s chief financial officer as fairly presenting the Consolidated financial condition of the Company and the Restricted Subsidiaries as of the dates indicated, and their Consolidated results of operations and cash flows for the periods indicated, in conformity with GAAP, subject to normal year-end adjustments and the absence of footnotes; provided that if WFIC and WSLIC account for not less than 90% of the combined stockholder’s equity of all of the subsidiaries of the Company as of the end of any fiscal quarter, the Company may provide to the Trustee and Securityholders in full satisfaction of its obligations under this Section 4.02(a) with respect to such fiscal quarter the quarterly unaudited statutory financial statements of WFIC and WSLIC filed with the insurance regulatory authority of each of such entity’s state of domicile;

(c) the Company and the Subsidiary Guarantors shall furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act;

(d) the Company shall deliver to the Trustee, the Calculation Agent and the Securityholders, no later than (i) in the case of the first three fiscal quarters of each year, the 45th day following the last day of such fiscal quarters and (ii) in the case of the last fiscal quarter of each year, the 120th day following the last day of such fiscal quarter, a certificate signed by two Officers of the Company (the “Quarterly Certificate”) in the form attached hereto as Exhibit D setting forth the following information: (i) the calculation of the Company’s Indebtedness/Total Capital Ratio as of the last day of such preceding fiscal quarter, measured in accordance with GAAP on a Consolidated basis,

(ii) the current S&P Rating or Moody’s Rating for each ACE USA Insurance Group as of the date of such Quarterly Certificate, and (iii) based upon the calculation and rating set forth respectively in (i) and (ii) above, the applicable interest rate in effect for the next Pricing Period; and

(e) if, following delivery of a Quarterly Certificate during any fiscal quarter pursuant to Section 4.02(d) and before the last day of such fiscal quarter, any ACE USA Insurance Group is notified of any change in its S&P Rating or Moody’s Rating, the Company shall deliver to the Trustee, the Calculation Agent and the Securityholders a certificate signed by two Officers of the Company notifying the Trustee of such change in the S&P Rating or Moody’s Rating for such ACE USA Insurance Group (the “Ratings Certificate”), which certificate shall be in the form of Exhibit E attached hereto and shall be delivered within 3 days of such ACE USA Insurance Group being notified by S&P or Moody’s of the same. Such Ratings Certificate shall set forth the applicable interest rate in effect for the next Pricing Period taking into account such change in the S&P Rating or Moody’s Rating.

2. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture Number 4 shall form a part of the Indenture for all purposes, and every Securityholder heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Indemnity. The Company shall indemnify the Trustee and its officers, directors, employees and agents against any and all loss, liability or expense (including reasonable attorneys’ fees and expenses) incurred by or in connection with the execution and delivery of this Supplemental Indenture Number 4 and the performance of their duties hereunder.

4. Defined Terms. Capitalized terms used herein without definition shall have the respective terms assigned such terms in the Indenture.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE NUMBER 4 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAWS).

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture Number 4.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture Number 4. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture Number 4 to be duly executed as of the date first above written.

ACE US HOLDINGS, INC.

By:
Name: Ken Koreyva Title: Treasurer

THE BANK OF NEW YORK, as Trustee

By:
Name: Title:

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